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FOR MORE INFORMATION, PLEASE CONTACT OUR PRESIDENT
AND CHIEF EXECUTIVE OFFICER, HENRIK C. SLIPSAGER,
AT 415/733-4000 (OR E-MAIL: hslipsager@abm.com)

PRESS RELEASE

               ABM INDUSTRIES ANNOUNCES COMPLETION OF ACQUISITION
                        OF LAKESIDE BUILDING MAINTENANCE

SAN FRANCISCO, July 12, 2002 -- ABM Industries Incorporated (NYSE:ABM) announced today the completion by a subsidiary of the acquisition of the operations of Lakeside Building Maintenance, Inc. and an affiliated company (Lakeside). With annual revenues exceeding $160 million, Chicago-based Lakeside operated as the largest privately-owned janitorial contractor in the Midwest, with operations in Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Louisville, Milwaukee, Nashville and St. Louis. Lakeside's clients include AT&T Corporate Center, the John Hancock Building, the Prudential Buildings and Sears Tower in Chicago; General Motors World Headquarters at Renaissance Center in Detroit; and the State of Ohio office buildings in Columbus. Lakeside is a preferred provider of janitorial services for Equity Office Properties Trust, Hines, and Trizec Properties throughout the Midwest.

Lakeside's chairman Michael Sweig, and president Nicholas Baker, will continue to manage Lakeside separate and apart from ABM's other subsidiaries operating in the Midwest.

Prior to founding Lakeside with Gary Kligman in 1991, both Sweig and Baker had been employed by National Cleaning Company based in New York. Sweig was president from 1986-1989, and Baker was senior vice president in Chicago.

In commenting on today's transaction, Michael Sweig said, "As the son of industry legend Morton Sweig, I've spent my entire life in the building maintenance business. For as long as I can remember, joining ABM Industries has been my ultimate career objective. This is a momentous day for me and my family." In response, ABM's president and chief executive officer, Henrik Slipsager, welcomed the management and staff of Lakeside to the ABM Family of Services, and added, "Having known Michael, Nick and Lakeside as worthy competitors for more than a decade, we're pleased and proud to have them on our team."

The terms of the acquisition include a cash payment made at closing of $36.4 million, the assumption of payroll related liabilities of approximately $4.2 million,
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plus contingent payments based on income for the two years commencing today and revenue retained during the third year following closing when Lakeside will be combined with ABM's other janitorial operations in the Midwest. The total purchase price, including the three contingent payments, will therefore depend on Lakeside's actual financial performance over the next three years, but is currently estimated to be $55 million. The operating results of Lakeside from July 13, 2002, will be included in the consolidated financial results of ABM Industries and were included in the earnings guidance provided during ABM's second quarter earnings announcement on June 11, 2002, and related investor conference call on June 12, 2002.

Slipsager hailed the acquisition "as an important step for ABM's continued growth and prosperity in the Midwest." He added, "the acquisition of Lakeside is well within the price-earnings multiples used for acquisitions by ABM." Slipsager also noted that, "Lakeside is by far the largest acquisition in the history of our company."

ABM Industries Incorporated is the largest facility services contractor listed on the New York Stock Exchange. With annualized revenues in excess of $1.9 billion and more than 60,000 employees, ABM provides air conditioning, elevator, engineering, janitorial, lighting, parking, security and related services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across North America. In addition to Lakeside Building Maintenance, the ABM Family of Services includes ABM Janitorial, Ampco System Parking, American Commercial Security (ACSS), ABM Engineering, Amtech Elevator, Amtech Lighting and CommAir Mechanical.

Cautionary Safe Harbor Disclosure for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical facts are forward-looking statements that are subject to meaningful risks and uncertainties, including but not limited to: (1) significant decreases in commercial real estate occupancy, resulting in reduced demand and prices for building maintenance and other facility services in the Company's major markets, (2) loss or bankruptcy of one or more of the Company's major customers, which could adversely affect the Company's ability to collect its accounts receivable or recover its deferred costs, (3) major collective bargaining issues that may cause loss of revenues or cost increases that non-union companies can use to their advantage in gaining market share, (4) significant shortfalls in adding additional customers in existing and new territories and markets, (5) a protracted slowdown in the Company's acquisition program, (6) legislation or other governmental action that severely impacts one or more of the Company's lines of business, such as price controls that could restrict price increases, or the unrecovered cost of any universal employer-paid health insurance, as well as government investigations that adversely affect the Company, (7) reduction or revocation of the Company's line of credit, which would increase interest expense or the cost of capital, (8) cancellation or
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non-renewal of the Company's primary insurance policies, as many customers contract out services based on the contractor's ability to provide adequate insurance coverage and limits, (9) catastrophic uninsured or underinsured claims against the Company, the inability of the Company's insurance carriers to pay otherwise insured claims, or inadequacy in the Company's reserve for self-insured claims, (10) resignation, termination, death or disability of one or more of the Company's key executives, which could adversely affect customer retention and day-to-day management of the Company, (11) inability to employ entry level personnel due to labor shortages, (12) inability to successfully integrate Lakeside's operations and (13) other material factors that are disclosed from time to time in the Company's public filings with the United States Securities and Exchange Commission, such as reports on Forms 8-K, 10-K and 10-Q.